Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-30356, 333-67436, 333-113781, 333-88408, 333-104184, 333-67650, 333-110388) of Quovadx, Inc. of our reports dated March 7, 2006, with respect to the consolidated financial statements of Quovadx, Inc., Quovadx, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quovadx, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young, LLP
Denver, Colorado
March 7, 2006